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                                                                      EXHIBIT 23



                              ACCOUNTANTS' CONSENT



The Board of Directors
Healthdyne Information Enterprises, Inc.

         We consent to incorporation by reference in the registration statements (Nos. 33-99034, 333-08271, 333-08279, 333-08283, 333-08287, 333-08293, and
333-08295) on Form S-8 of Healthdyne Information Enterprises, Inc. of our reports dated January 23, 1998, relating to the consolidated balance sheets of Healthdyne Information Enterprises, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 annual report on Form 10-K of Healthdyne Information Enterprises, Inc.



                              KPMG PEAT MARWICK LLP



Atlanta, Georgia
March 20, 1998